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                                                                     Exhibit 4.2

                         HOSP-ITALIA INDUSTRIES, INC.


Warrant Number ________                            Number of Warrants  _________

           CERTIFICATE FOR REDEEMABLE COMMON STOCK PURCHASE WARRANTS

This Warrant Certificate certifies that:
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or registered assigns (the "Warrant Holder"), is the registered owner of the above-indicated number of Warrants EXPIRING ON JUNE 30, 2005 (the "Expiration Date"). Each one (1) Warrant entitles the Warrant Holder to purchase one (1) share of its common Stock, $.001 par value ("Share") from Hosp-Italia
Industries, Inc., a Nevada corporation (the "Company"), at a purchase price of $2.00 per share of Common Stock (the "Exercise Price") at any time commencing on
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the effective date of this Warrant Certificate and terminating on the Expiration date (the "Exercise Period"), upon surrender of this Warrant Certificate together with an exercise form duly completed and executed and with payment of the Exercise Price at the office of the Company stated herein, subject to the conditions set forth herein and in a Warrant Agreement between the Company and the Warrant Agent, if any.

The Exercise Price, the number of shares purchasable upon exercise of each Warrant, the number of Warrants outstanding and the Expiration Date are subject to adjustments upon the occurrence of certain events. The Warrant Holder may exercise all or any number of Warrants. Reference is made hereby to the provisions of the Warrant Agreement, if any, all of which are incorporated by reference in and made a part of this Warrant Certificate.

Upon due presentation for transfer of this Warrant Certificate at the Company's office, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants, subject to any adjustments made in accordance with the provisions of the Warrant Agreement, if any, shall be issued to the transferee in exchange for this Warrant certificate, subject to the limitations provided in the Warrant Agreement, if any, upon payment of the Warrant Agent's fee, if any, which shall not exceed $20.00 per Warrant Certificate plus any tax or governmental charge imposed in connection with such transfer.

The Warrant Holder of the Warrants evidenced by this Warrant Certificate may exercise all or any whole number of such Warrants during the period and in the manner stated hereon. The Exercise Price shall be payable in lawful money of the United States of America and in cash or by certified or bank cashier's check or bank draft payable to the order of the Company. If upon exercise of any Warrants evidenced by this Warrant Certificate the number of Warrants exercised shall be less than the total number of Warrants so evidenced, there shall be issued to the Warrant Holder a new Warrant Certificate evidencing the number of Warrants not so exercised. No fractional shares may be purchased hereunder.

The issuance of this Warrant is subject to the following conditions:

     1. Reclassification, etc.: If at any time, or from time to time prior to
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the Expiration Date, the company, by subdivision, consolidation, or stock splits, or reclassification of shares, or otherwise, changes as a whole the outstanding Common Stock into a different number of or class of shares or both, the number and class of shares so changed shall, for the purpose of this Warrant and the terms and conditions hereof, replace the shares outstanding immediately prior to the date upon which such change shall become effective, and shall be proportionately adjusted. Irrespective of any adjustment or change in the Warrant purchase price or the number of shares of Common Stock actually purchasable under this or any other Stock Purchase Warrant of like tenor, the Warrants theretofore and thereafter issued may continue to express the Warrant purchase price per share and the number of shares purchasable thereunder as the Warrant purchase price per share and the number of shares purchasable were expressed upon the Stock Purchase Warrants initially issued.

     2. Consolidation or Merger:   If at any time prior to the Expiration Date,
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the Company shall consolidate with or merge into another corporation the Holder hereof shall thereafter be entitled upon exercise hereof to purchase, with respect to each share of Common Stock purchasable hereunder immediately prior to the date upon which such consolidation or
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merger shall become effective, the securities or property to which a holder of shares of Common Stock would be entitled upon such consolidation or merger, without any change in, or payment in addition to the Warrant exercise price in effect immediately prior to such merger or consolidation, and the company shall take such steps in connection with such consolidation or merger as may be necessary to assure that all of the provisions of this Warrant shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any such consolidation or a merger unless prior to consummation thereof the successor corporation (if other than the Company) resulting therefrom shall assume by written agreement executed and mailed to the registered holder hereof at the address of such holder shown on the books and records of the company, the obligations to deliver to such holder any securities or property as in accordance with the foregoing provisions such holder shall be entitled to purchase. A sale of all or substantially all of the assets of the company for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

     3.  Notice of Adjustment: Upon the happening of any event requiring an
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adjustment of the Warrant purchase price hereunder, the Company shall forthwith give written notice thereof to the registered holder of this Warrant, stating the adjusted Warrant purchase price and the adjusted number of shares of Common Stock purchasable upon the exercise hereof resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Board of Directors of the company shall determine the computation made hereunder. In the event that any voluntary or involuntary dissolution, liquidation, or winding up of the company shall at anytime be proposed, the company shall give at least twenty (20) days prior written notice thereof to the registered holder stating the date as of which such event is to take place and the date (which shall be at least twenty (20) days after giving of such notice) as of which the holders of shares of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation, or winding up (on which date in the event of such dissolution, liquidation, or winding up shall actually take place, this Warrant and rights with respect hereto shall terminate). The notices pursuant to this paragraph shall be given first class mail, postage pre-paid, addressed to the registered holder of this Warrant at the address of such Holder appearing in the records of the company.

     4. Redemption By the Company:  Upon approval of any such redemption by the
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Company's Board of Directors, the Company may, at its sole option, at any time after June 30, 2002 redeem the Warrants evidenced by this Certificate at a price of $.25 per Warrant, on not less than thirty (30) days prior written notice to the Warrant Holders. Warrants may be exercised until 5:00 p.m. on the day prior to the date fixed for redemption by the Company (the "Redemption Date") which date shall be clearly stated in the Company's notice of redemption. No Warrant may be exercised after 5:00 p.m. Eastern Time on the Expiration Date and any Warrant not exercised by such time shall expire and become void, unless theretofore extended by the Company.

Except as otherwise provided herein, the Warrant evidenced by this Certificate does not confer upon the Warrant Holder any right to vote or to consent to or receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

No notice or any communication hereunder shall be effective unless it is in writing and sent by first class mail, postage prepaid to the Company at 99 Derby Street; Suite 200, Hingham, MA 02043 or such other address which the Company has designated in writing addressed to the Warrant Holder.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its President and Secretary on this ___ day of __________, 2001.

                                         Hosp-Italia Industries, Inc.

                                         President

ATTEST:

Secretary